As filed with the Securities and Exchange Commission on            , 1998
                                                           -----------
                                                   Registration No. 333-
                                                                        -----
  ============================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     ------------

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     ------------

                               TEXAS UTILITIES COMPANY
                (Exact name of registrant as specified in its charter)

                     Texas                              75-2669310
        (State or other jurisdiction of              (I.R.S. Employer
         incorporation or organization)             Identification No.)

                                  1601 Bryan Street
                                 Dallas, Texas  75201
                                    (214) 812-4600

            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     ROBERT A. WOOLDRIDGE, Esq.   PETER B. TINKHAM    ROBERT J. REGER, JR., Esq.
          Worsham, Forsythe    Texas Utilities Company     Reid & Priest LLP
        & Wooldridge, L.L.P.   Secretary and Assistant    40 West 57th Street
          1601 Bryan Street           Treasurer        New York, New York 10019
         Dallas, Texas 75201      1601 Bryan Street         (212) 603-2000
           (214) 979-3000        Dallas, Texas 75201
                                   (214) 812-4600
          (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                     ------------

             It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                STEPHEN K. WAITE, Esq.
                         Winthrop, Stimson, Putnam & Roberts
                                One Battery Park Plaza
                            New York, New York  10004-1490
                                    (212) 858-1000

                                     ------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE WHEN WARRANTED BY MARKET CONDITIONS AND OTHER FACTORS.

        IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

        IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

        IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

        IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

        IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                     ------------

                           CALCULATION OF REGISTRATION FEE
     ===========================================================================
                                          PROPOSED      PROPOSED
       TITLE OF EACH                      MAXIMUM        MAXIMUM      AMOUNT OF
     CLASS OFSECURITIES  AMOUNT TO BE  OFFERING PRICE   AGGREGATE   REGISTRATION
      TO BE REGISTERED    REGISTERED      PER UNIT   OFFERING PRICE      FEE
     ---------------------------------------------------------------------------
     Common Stock,
      without
      par value . . . .       (1)            (2)          (1)(2)            N/A
     ---------------------------------------------------------------------------
     Stock Purchase
      Contracts(3). . .       (1)            (2)          (1)(2)            N/A
     ---------------------------------------------------------------------------
     Stock Purchase
      Units(3)  . . . .       (1)            (2)          (1)(2)            N/A
     ---------------------------------------------------------------------------
     Debt
      Securities  . . .      (1)(5)          (2)       (1)(2)(4)(5)         N/A
     ---------------------------------------------------------------------------
        Total . . . . .  $900,000,000       (2)      $900,000,000(4)    $265,500

     ===========================================================================

     (1) In no event will the aggregate initial offering price of all Common Stock, Stock Purchase Contracts, Stock Purchase Units and Debt Securities issued from time to time pursuant to this Registration Statement exceed $900,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $900,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.
     (2) The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance of the Securities registered hereunder.
     (3) Subject to footnote (1), there are being registered hereunder an indeterminate number of shares of Common Stock issuable by the Company upon settlement of the Stock Purchase Contracts or Stock Purchase Units.
     (4)  Exclusive of accrued interest or distributions, if any.
     (5) Subject to footnote (1), there are being registered hereunder an indeterminate principal amount of Debt Securities which may be sold, from time to time, by the Company.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                      SUBJECT TO COMPLETION, DATED JUNE 4, 1998

          PROSPECTUS

                                     $900,000,000

                               TEXAS UTILITIES COMPANY

                            DEBT SECURITIES, COMMON STOCK,
                  STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

             Texas Utilities Company (Company), directly or through such agents, dealers or underwriters as may be designated from time to time, may offer, issue and sell, together or separately, (i) its debt securities (Debt Securities), (ii) shares of its common stock, without par value (Common Stock), (iii) contracts to purchase shares of Common Stock (Stock Purchase Contracts) and
          (iv) units, each representing ownership of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, pledged to secure the holder's obligation to purchase Common Stock under the Stock Purchase Contracts (Stock Purchase Units).

             The Debt Securities, Common Stock, Stock Purchase Contracts and Stock Purchase Units are herein collectively referred to as the "Securities", and Securities having an aggregate public offering price of up to $900,000,000 (or its equivalent in foreign currencies or foreign currency units based on the applicable exchange rate at the time of offering) will be issued in amounts, at prices and on terms to be determined at the time of sale.

             The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms or other rights, if any, exercise price and detachability, if any, and other specific terms may also be set forth in a Prospectus Supplement, together with the terms of an offering of such Securities. Any such Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

             The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If any agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in Prospectus Supplement with respect to such Securities (Prospectus Supplement). See PLAN OF DISTRIBUTION.

               This Prospectus may not be used to consummate any sale of Securities unless accompanied by a Prospectus Supplement.

             The Common Stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU". Any Prospectus Supplement will also contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

                  The date of this Prospectus is             , 1998
                                                 ------------

          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
          THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

             NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT INVOLVED IN THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                AVAILABLE INFORMATION

               On August 5, 1997, the Company became a holding company which owns all of the outstanding common stock of Texas Energy Industries, Inc. (formerly Texas Utilities Company) (TEI) (Commission File No. 1-3591) and ENSERCH Corporation (ENSERCH) (Commission File No. 1-3183). The Company is, and TEI and ENSERCH have been, subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (Exchange
          Act), and in accordance therewith the Company files, and its predecessors have filed, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company and its predecessors can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company, TEI and ENSERCH. The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges, where reports, proxy statements and other information concerning the Company and TEI may be inspected. Reports, proxy statements and other information concerning ENSERCH may be inspected at the New York and Chicago stock exchanges.


                         DOCUMENTS INCORPORATED BY REFERENCE

             The following documents, previously filed with the Commission (Commission File No. 1-12833), pursuant to the Exchange Act, are incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (1997 10-K).

             2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

             3. The Company's Current Reports on Form 8-K dated February 26, 1998, March 13, 1998, April 8, 1998, April 9, 1998, April 17,
          1998 and May 27, 1998.

             All documents filed by the Company pursuant to the Exchange Act after the date of filing of the Registration Statement in which this Prospectus is included and prior to effectiveness of such Registration Statement shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

             Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF SECURITIES, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) AND ANY APPLICABLE INDENTURE AND OFFICER'S CERTIFICATE, EACH AS DESCRIBED HEREIN. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: SECRETARY, TEXAS UTILITIES COMPANY, ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201; TELEPHONE NUMBER (214) 812-4600.


                                     THE COMPANY

             The Company is a Texas corporation organized in 1996 for the purpose of becoming the holding company for TEI, formerly Texas Utilities Company, and ENSERCH upon the mergers of TEI and ENSERCH with wholly owned subsidiaries of the Company.

             TEI, a Texas corporation, is a holding company whose principal subsidiary, Texas Utilities Electric Company (TU Electric), is an operating public utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western portions of Texas, an area with a population estimated at 6,020,000. TU Electric's operating revenues and consolidated net income available for common stock for the twelve months ended December 31, 1997 were $6,135,417,000 and $745,024,000, respectively. TU Electric's total capitalization at December 31, 1997 was $12,798,832,000. Two other subsidiaries of TEI are engaged directly or indirectly in electric utility operations: (i) Southwestern Electric Service Company (SESCO), which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas, with a population estimated at 126,900 and (ii) Texas Utilities Australia Pty. Ltd. (TU Australia), which in 1995 acquired the common stock of Eastern Energy Limited, a company engaged in the purchase, distribution, marketing and sale of electric energy to approximately 489,000 customers in the Melbourne area of Australia. Neither SESCO nor Eastern Energy Limited generates any electricity. In November 1997, the Company consummated the acquisition of Lufkin Conroe Communications Co. (LCC), a privately held, independent local exchange telephone company, which subsequently became a subsidiary of TEI. LCC has sixteen exchanges that serve approximately 100,000 access lines in the Alto, Conroe and Lufkin areas of southeast Texas and also provides access services to a number of interexchange carriers who provide long distance services. TEI also has other wholly owned subsidiaries which perform specialized functions within the Texas Utilities Company system.

             ENSERCH, a Texas corporation, is an integrated company focused on natural gas. ENSERCH operates primarily in the north central and eastern parts of Texas. Its major business operations are natural gas pipeline, processing, marketing and distribution. Through these business operations, ENSERCH is engaged in owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale, and the wholesale and retail marketing of natural gas in several areas of the United States, and owning and operating approximately 550 local gas utility distribution systems in Texas.

             In March 1998, the Company announced an offer by its wholly owned subsidiary, TU Acquisitions PLC (TU Acquisitions), to acquire 100% of the ordinary shares of The Energy Group PLC
          (TEG), including the ordinary shares evidenced by American Depository Receipts, for L8.40 per share. Under the Company's offer, up to 20% of the TEG shares may be exchanged for Company Common Stock with a value of approximately L8.65 per TEG share. TEG is the holding company for The Eastern Group PLC, which is one of the largest regional electric companies in the United Kingdom (U.K.), one of the largest U.K. generators of electricity and one of the largest U.K. suppliers of natural gas. On May 19, 1998, the Company declared its offer unconditional. At June 2, 1998 the Company had acquired over 70% of TEG's issued share capital and is in the process of acquiring the remaining shares.

             The TEG businesses acquired by the Company (which exclude TEG's Peabody Coal and Citizens Power businesses, which were sold by TEG to an unaffiliated party in connection with the Company's offer) had assets of approximately $10.3 billion at September 30, 1997 and $5.2 billion of revenues for the twelve months ended on that date. Such businesses had debt outstanding at September 30, 1997 of approximately $3.8 billion. The estimated purchase price for the TEG shares is approximately $7.3 billion. The Company and TU Acquisitions and other intermediate U.K. holding companies have entered into credit facilities with banking institutions in the United States (U.S.) and the U.K., respectively, which will provide committed financing sufficient to purchase the outstanding TEG shares and pay related expenses.

             In February 1998, the Company announced an offer through its wholly-owned subsidiary, TU Australia, to acquire Allgas Energy Limited (Allgas), a publicly held gas distribution company in Queensland, Australia. The original offer, a combined cash and option offer of approximately $138 million, which was increased to approximately $145 million in April 1998, is subject to acceptance by holders of at least 51% of Allgas outstanding shares and the waiver by the Queensland government of the current 12.5% limit on individual share holdings in Allgas. The Queensland government has announced that this limitation will be lifted on July 1, 1998. TU Australia has acquired 12.49% of the outstanding shares of Allgas. The Company's bid has already received all necessary Australian and U.S. regulatory approvals. A competing, although lower, bid, is still outstanding. Shareholders of Allgas now have through July 10, 1998 to accept the Company's offer. The offer will be funded by TU Australia's cash flows and bank lines.

             The principal executive offices of the Company are located at 1601 Bryan Street, Dallas, Texas 75201-3411; the telephone number is (214) 812-4600.


                                   USE OF PROCEEDS

             Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the offering of the Securities will be used for general corporate purposes, including the repayment of short-term indebtedness incurred in connection with the purchase of TEG shares.


                   CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

             The ratio of earnings to fixed charges for each of the years ended December 31, 1993 through 1997 and the twelve months ended March 31, 1998 was 1.89, 2.29, 0.84, 2.39, 2.25 and 2.24,
          respectively. The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances of approximately $265 million after tax in TU Electric's Docket 11735. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including TU Electric's partially completed Twin Oak and Forest

          Grove lignite-fueled facilities and the New Mexico coal reserves of a subsidiary, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $802 million. The twelve-month period ended December 31, 1997 include a one time base revenue refund of $80 million as a result of a settlement with the Public Utility Commission of Texas.


                            DESCRIPTION OF DEBT SECURITIES

             The Debt Securities will be issued in one or more series under an indenture or indentures (each an Indenture) between the Company and The Bank of New York or other financial institutions to be named, as Trustee (each an Indenture Trustee), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of the terms of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to (i) the respective Indenture and (ii) one or more officer's certificates establishing the Debt Securities to which a form of Debt Security will be attached. Whenever particular provisions or defined terms in an Indenture are referred to under this DESCRIPTION OF DEBT SECURITIES, such provisions or defined terms are incorporated by reference herein.

             General. Each Indenture will provide for the issuance of Debt Securities in an unlimited amount from time to time. All Debt Securities will be unsecured obligations of the Company. All Debt Securities issued under an Indenture will rank equally and ratably with all other Debt Securities issued under such Indenture. An Indenture will not limit other unsecured debt.
          The Company's financial statements included in the Incorporated Documents show the amount of such other debt at the date of such statements. See the Prospectus Supplement applicable to each series of offered Debt Securities.

             The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Debt Securities: (1) the title of the Debt Securities; (2) any limit upon the aggregate principal amount of the Debt Securities; (3) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (4) the rate or rates, if any, or the method by which such rate will be determined, at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Date for any interest payable on any Interest Payment Date and the Person or Persons to whom interest on such Debt Securities will be payable on any Interest Payment Date, if other than the Persons in whose names such Debt Securities are registered at the close of business on the Regular Record Date for such interest; (5) any right under the Indenture to extend the interest payment period from time to time on the Debt Securities; (6) the place or places where, subject to the terms of the respective Indenture as described below under "Payment and Paying Agents," the principal of and premium, if any, and interest on the Debt Securities will be payable and where, subject to the terms of such Indenture as described below under "Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and such Indenture may be served; the Security Registrar for such Debt Securities; and, if such is the case, that the principal of such Debt Securities will be payable without presentment or surrender thereof; (7) the period or periods within, or date or dates on, which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation or obligations, if any, of the Company to redeem or purchase any of the Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (9) the denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) the currency or currencies, including composite currencies in which the principal of or any premium or interest on the Debt Securities will be payable (if other than in

          Dollars); (11) if the principal of or any premium or interest on the Debt Securities is to be payable, at the election of the Company or the Holder thereof, in a coin or currency other than that in which the Debt Securities are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (12) if the principal of or premium or interest on the Debt Securities is to be payable, or is to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the method or other means by which such amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (13) if the amount payable in respect of principal of or any premium or interest on the Debt Securities may be determined with reference to an index or other fact or event ascertainable outside of the respective Indenture, the manner in which such amounts will be determined; (14) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (15) any Events of Default, in addition to those specified in the respective Indenture, with respect to the Debt Securities and any covenants of the Company for the benefit of the Holders of the Debt Securities, in addition to those specified in such Indenture; (16) the terms, if any, pursuant to which the Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (17) the obligations or instruments, if any, which will be considered to be Eligible Obligations in respect of such Debt Securities denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company's indebtedness in respect of such Debt Securities after the satisfaction and discharge thereof; (18) if the Debt Securities are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Debt Securities; (19) if the Debt Securities are to be issuable as bearer securities, any and all matters incidental thereto; (20) to the extent not addressed in item (18) above, any limitations on the rights of the Holders of the Debt Securities to transfer or exchange the Debt Securities or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of the Debt Securities, the amount or terms thereof; (21) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Debt Securities;
          (22) any collateral security, assurance or guarantee for the Debt Securities; (23) the non-applicability of the limitation on liens provisions to the Debt Securities; (24) any rights or duties of another Person to assume the obligations of the Company with respect to the Debt Securities and any rights or duties to discharge and release any obligor with respect to such Debt Securities or the Indenture to the extent related to such Debt Securities; and (25) any other terms of the Debt Securities, not inconsistent with the provisions of the respective Indenture (Indenture, Section 301).

             Debt Securities may be sold at a discount below their principal amount. Certain special United States federal income tax considerations, if any, applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations, if any, applicable to any Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

             Except as may otherwise be described in the applicable Prospectus Supplement, the covenants contained in an Indenture will not afford Holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

             Payment and Paying Agents. Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the Person in whose name such Debt Security is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, herein a Maturity) will be paid to the Person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the respective Indenture

          Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment on such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if such Indenture Trustee deems such manner of payment practicable (Indenture, Section 307).

             Unless otherwise specified in the applicable Prospectus Supplement, the principal of and premium, if any, and interest on, the Debt Securities at Maturity will be payable upon presentation of the Debt Securities at the corporate trust office of The Bank of New York, in The City of New York, as Paying Agent for the Company. The Company may change the Place of Payment on the Debt Securities, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion (Indenture, Section 602).

             Registration and Transfer. Unless otherwise specified in the applicable Prospectus Supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series or tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York in The City of New York, as Security Registrar for the Debt Securities. The Company may change the place for registration of transfer and exchange of the Debt Securities and may designate one or more additional places for such registration and exchange, all at its discretion. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. The Company will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part (Indenture, Section 305).

             Defeasance. The principal amount of any series of Debt Securities issued under an Indenture will be deemed to have been paid for purposes of such Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged if there shall have been irrevocably deposited with the respective Indenture Trustee or any paying agent, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the Debt Securities, Eligible Obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by such Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are Outstanding. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof (Indenture, Section
          701).

             Limitation on Liens. The Indenture provides that, except as otherwise specified with respect to a particular series of Debt Securities, so long as any Debt Securities of any series are Outstanding, the Company will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary (hereinafter defined) now or hereafter owned by the Company to secure any Indebtedness (hereinafter defined), without making effective provision whereby the Outstanding Debt Securities shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to, or prevent the creation or existence of, (i) any mortgage, pledge, security interest, lien or encumbrance upon any such capital stock created at the time of the acquisition of such capital stock by the Company or within one year after such time to secure all or a portion of the purchase price for such capital stock; (ii) any mortgage, pledge, security interest, lien or encumbrance upon any such capital stock existing thereon at the time of the acquisition thereof by the Company (whether or not the obligations secured thereby are assumed by the Company); or
          (iii) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in (i) or (ii) above on capital stock of any Subsidiary theretofore subject thereto (or substantially the same capital stock) or any portion thereof. In addition, this restriction will not apply to, and there will be excluded in computing secured Indebtedness for the purpose of such restriction, Indebtedness secured by any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either (i) the execution or enforcement of each such lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; (ii) the payment of each such lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or (iii) so long as each such lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which such proceedings may be initiated shall not have expired (Indenture, Section 608).

             For purposes of the restriction described in the preceding paragraph, "Indebtedness" means (i) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by the Company for the repayment of money borrowed; (ii) all indebtedness for money borrowed secured by a lien upon property owned by the Company and upon which indebtedness for money borrowed the Company customarily pays interest, although the Company has not assumed or become liable for the payment of such indebtedness for money borrowed; and
          (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by the Company or in effect guaranteed by the Company through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of the Company in respect of indebtedness for money borrowed or other obligations incurred by others (Indenture, Section 608). "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency (Indenture, Section 101).

             Notwithstanding the foregoing, except as otherwise specified in the Officer's Certificate with respect to a particular series of Debt Securities, the Company may, without securing the Debt Securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien (in addition to liens expressly permitted as described in the second preceding paragraph) upon, capital stock of any Subsidiary now or hereafter owned by the Company to secure any Indebtedness (which would otherwise be subject to the foregoing restriction) in an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum obtained by adding (i) Consolidated Shareholders' Equity, (ii) Consolidated Indebtedness for money borrowed (exclusive of any thereof which is due and payable within one year of the date such sum is determined) and, without duplication, (iii) any preference or preferred stock of the Company or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions (Indenture, Section 608).

             The term "Consolidated Shareholders' Equity" (as used above) means the total Assets of the Company and its Consolidated Subsidiaries less all liabilities of the Company and its Consolidated Subsidiaries. As used in the foregoing definition, "liabilities" means all obligations which would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation, (i) indebtedness secured by property of the Company or any of its Consolidated Subsidiaries whether or not the Company or such Consolidated Subsidiary is liable for the payment thereof unless, in the case that the Company or such Consolidated Subsidiary is not so liable, such property has not been included among the Assets of the Company or such Consolidated Subsidiary on such balance sheet, (ii) deferred liabilities and (iii) indebtedness of the Company or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Company or such Consolidated Subsidiary. As used in this definition,

          "liabilities" includes preference or preferred stock of the Company or any Consolidated Subsidiary only to the extent of any such preference or preferred stock that is subject to mandatory redemption or sinking fund provisions (Indenture, Section 608).

             The term "Consolidated Subsidiary" (as used above) means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of the Company in its consolidated financial statements as of such date. The "Assets" of any Person means the whole or any part of its business, property, assets, cash and receivables. The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries (Indenture, Section
          608).

             As of December 31, 1997, the Consolidated Capitalization of the Company was $16,802,381,000.

             Assignment of Obligations. The Company may assign its obligations under any series of the Debt Securities to a directly or indirectly wholly-owned subsidiary of the Company pursuant to a written assumption of such obligations by such subsidiary, provided that no Event of Default, or event which with the passage of time or the giving of required notice, or both, would become an Event of Default, has occurred and is continuing. As conditions to such assumption, the subsidiary assuming such obligations will be required to deliver to the Trustee and to the Company an assumption agreement and a supplemental indenture satisfactory in form and substance to the Trustee pursuant to which such subsidiary (i) assumes, on a full recourse basis, the Company's obligations on the Debt Securities and the obligations under the Indenture relating to the Debt Securities, and
          (ii) agrees that any covenants made by the Company with respect to such Debt Securities will become solely covenants of, and shall relate to, such subsidiary.

             At the time of such assumption the Company will unconditionally guarantee payment of such series of Debt Securities and will execute a guarantee in form and substance satisfactory to the Trustee. Pursuant to such guarantee, the Company will fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the Debt Securities and under the Indenture relating to the Debt Securities, including, without limitation, payment, as and when due, of the principal of, premium, if any, and interest on, the Debt Securities. The Company will be released and discharged from all its other obligations under the Indenture.

             Consolidation, Merger, and Sale of Assets. Under the terms of an Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the entity formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be a entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under such Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and
          (iii) the Company shall have delivered to the respective Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in such Indenture (Indenture, Section 1101). The terms of an Indenture will not restrict the Company in a merger in which the Company is the surviving entity.

             Events of Default. Each of the following will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Company in such Indenture (other than a covenant or warranty of the Company in such Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 90 days after written notice to the Company by the respective Indenture Trustee, or to the Company and such Indenture Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series Outstanding under such Indenture as provided in such Indenture; (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable federal or state law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors (Indenture, Section 801).

             An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the same Indenture or Debt Securities issued under any other Indenture.

             Remedies. If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series of Debt Securities issued under the same Indenture occurs and is continuing, then either the respective Indenture Trustee or the Holders of not less than 33% in principal amount of the outstanding Debt Securities of such series may declare the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately. If an Event of Default due to the default in the performance of any other covenants or agreements in an Indenture applicable to all Outstanding Debt Securities under such Indenture or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the respective Indenture Trustee or the Holders of not less than 33% in principal amount of all such Outstanding Debt Securities, considered as one class, and not the Holders of the Debt Securities of any one of such series, may make such declaration of acceleration.

             At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

             (a) the Company has paid or deposited with the respective Indenture Trustee a sum sufficient to pay

               (1) all overdue interest on all Debt Securities of such series;

               (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

               (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

               (4) all amounts due to such Indenture Trustee under the respective Indenture; and

             (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in such Indenture (Indenture, Section 802).

             There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of the Company.

             Subject to the provisions of an Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the respective Indenture Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Indenture Trustee reasonable security or indemnity (Indenture, Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of such Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Indenture Trustee, or exercising any trust or power conferred on such Indenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities under an Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with such Indenture (Indenture, Section 812).

             No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the respective Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the respective Indenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all series under such Indenture in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to such Indenture Trustee, and such Holder or Holders have offered reasonable indemnity to such Indenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and (iii) such Indenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer (Indenture, Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Indenture, Section 808).

             The Company will be required to furnish to each Indenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the respective Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under such Indenture (Indenture, Section
          606).

             Modification and Waiver. Without the consent of any Holder of Debt Securities, the Company and the Indenture Trustee under an Indenture may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the such Indenture and in any of the Debt Securities Outstanding under such Indenture; or (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Debt Securities of one or more specified series, or one or more specified Tranches thereof, or to surrender any right or power conferred upon the Company by such Indenture; or (c) to add any additional Events of Default with respect to Outstanding Debt Securities; or (d) to change or eliminate any provision of such Indenture or to add any new provision to such Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only (1) when the consent of the Holders of Debt Securities of such series or Tranche has been obtained in accordance with such Indenture, or (2) when no Debt Securities of such series or Tranche remain Outstanding under such Indenture; or (e) to provide collateral security for all but not part of the Debt Securities issued under such Indenture; or (f) to establish the form or terms of Debt Securities of any other series or Tranche as permitted by such Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee or co-trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of such Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under such Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series or Tranche; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series or Tranche of Debt Securities shall be payable, (2) all or any series or Tranche of Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Debt Securities and such Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under an Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series or Tranche Outstanding under such Indenture in any material respect (Indenture, Section 1201).

             The Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding under an Indenture may waive compliance by the Company with certain restrictive provisions of such Indenture (Indenture, Section 607). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under an Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of such Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Indenture, Section 813).

             Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of an Indenture in such a way as to require changes to such Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of such Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in such Indenture, such Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment (Indenture, Section 1201).

             Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding under an Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, such Indenture or modifying in any manner the rights of the Holders of such Debt Securities under such Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding under an Indenture are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series under such Indenture so directly affected, considered as one class, shall be required; and provided, further, that if the

          Debt Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches of such series so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a discount Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security,
          (b) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of such Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of such Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series or Tranche, without the consent of the Holder of each Outstanding Debt Security under such Indenture affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of an Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under such Indenture of the Holders of the Debt Securities of any other series or Tranche (Indenture, Section 1202).

             Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under such Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities Outstanding under such Indenture, determined without regard to this provision) shall be disregarded and deemed not to be Outstanding.

             If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by an Indenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security (Indenture, Section 104).

             Resignation of an Indenture Trustee. An Indenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time with respect to the respective Indenture by Act of the Holders of a majority in principal amount of all series of Debt Securities then Outstanding under such Indenture delivered to such Indenture Trustee and the Company. No resignation or removal of an Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the respective Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to an Indenture Trustee appointed by Act of the Holders, if the Company has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the respective Indenture, such Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with such Indenture (Indenture, Section 910).

             Notices. Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the security register therefor (Indenture, Section 106).

             Title. The Company, the respective Indenture Trustee, and any agent of the Company or such Indenture Trustee, may treat the Person in whose name Debt Securities are registered as the absolute owner thereof (whether or not such Debt Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary (Indenture, Section 308).

             Governing Law. Each Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York (Indenture, Section 112).

             Regarding the Indenture Trustee. The Indenture Trustee under the first Indenture will be The Bank of New York. In addition to acting as Indenture Trustee, The Bank of New York acts, and may act, as trustee under various indentures and trusts of the Company and its affiliates. The Company and its affiliates also maintain various banking and trust relationships with The Bank of New York.


                             DESCRIPTION OF CAPITAL STOCK

             The authorized capital stock of the Company consists of Common Stock, without par value, of which 245,315,522 shares were outstanding at April 30, 1998, and serial preference stock, par value $25 per share, none of which has been issued. Outstanding shares of Common Stock on May 31, 1998 did not include shares issuable in exchange for TEG shares. The following statements with respect to such capital stock of the Company are a summary of certain rights and privileges attaching to the stock under the laws of the State of Texas and the Restated Articles of Incorporation and the Bylaws of the Company, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to such laws, the Restated Articles of Incorporation and the Bylaws of the Company, as amended, for complete statements.

             Each holder of shares of the Common Stock is entitled to one vote for each share of Common Stock held on all questions submitted to holders of shares and to cumulative voting at all elections of directors. The Common Stock has no preemptive or conversion rights. Upon issuance and sale of the shares offered hereby, such shares will be fully paid and nonassessable.

             The holders of the shares of the preference stock are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of shares of the preference stock are entitled to vote for the election of one-third of the Board of Directors or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board of Directors shall have been elected by the holders of the shares of the preference stock. The Company must also secure the approval of the holders of two-thirds of the outstanding shares of the preference stock prior to effecting various changes in its capital structure.

             After the payment of full preferential dividends on the shares of any outstanding preference stock, holders of shares of the Common Stock are entitled to dividends when and as declared by the Board of Directors. After payment to the holders of shares of any outstanding preference stock of the preferential amounts to which they are entitled, the remaining assets to be distributed, if any, upon any dissolution or liquidation will be distributed to the holders of shares of the Common Stock. Each share of the Common Stock is equal to every other share of the Common Stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation. (Reference is made to Note 4 to Consolidated Financial Statements contained in the 1997 10-K.)

             The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges. Application will be made for the listing on such exchanges of any additional shares offered hereby.

             The transfer agent for the Common Stock is Texas Utilities Services Inc., Dallas, Texas.


                            DESCRIPTION OF STOCK PURCHASE
                          CONTRACTS AND STOCK PURCHASE UNITS

               The Company may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from the Company, and the Company to sell to such holders, a specified number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities that are pledged to secure the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.


                                 PLAN OF DISTRIBUTION

             Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company to purchasers.

             The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

             Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

             If Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of the sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

             The Company may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

             If a dealer is utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such item is defined in Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

             Offers to purchase Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

             Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

             If so indicated in the applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchase of Securities pursuant to delayed delivery contracts accepted by the Company, as applicable.

             Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

             Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York, Chicago and Pacific stock exchanges, will have no established trading market. The Company may elect to list any series of Securities on an exchange, or in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

             Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.


                                 EXPERTS AND LEGALITY

             The consolidated financial statements included in the latest Annual Report of the Company on Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said latest Annual Report of the Company on Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon authority of the firm as experts in accounting and auditing.

             With respect to any unaudited condensed consolidated interim financial information included in the Company's Quarterly Reports on Form 10-Q which are or will be incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports included in the Company's Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the 1933 Act for any of their reports on such unaudited condensed consolidated interim financial information because such reports are not "reports" or a "part" of the Registration Statement filed under the 1933 Act with respect to the Securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.

             The legality of the other securities offered hereby will be passed upon for the Company by Worsham, Forsythe & Wooldridge, L.L.P. and by Reid & Priest LLP, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. However, all matters pertaining to incorporation of the Company and all other matters of Texas law will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P. At March 31, 1998, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 41,200 shares of the common stock of the Company.

                                       PART II.

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities to be registered.

             Filing fee - Securities and Exchange
               Commission . . . . . . . . . . . . . . . . . . .   $265,500
             Fees of the Trustee  . . . . . . . . . . . . . . .     80,000*
             Fees of Company's counsel
                 Worsham, Forsythe & Wooldridge, L.L.P. . . . .    200,000*
                 Reid & Priest LLP  . . . . . . . . . . . . . .    200,000*
             Auditors' fees . . . . . . . . . . . . . . . . . .     25,000*
             Rating agencies' fees  . . . . . . . . . . . . . .     65,000*
             Printing, including Registration Statement,
                 prospectuses, exhibits, etc. . . . . . . . . .     10,000*
             Miscellaneous  . . . . . . . . . . . . . . . . . .     24,500*
                                                                   -------
             Total expenses . . . . . . . . . . . . . . . . . .   $870,000*
                                                                  ========
          --------------------
          *  Estimated.


          ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Article IX of the Restated Articles of Incorporation of the Company provides as follows:

               "The Corporation shall reimburse or indemnify any former,
             present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) from and against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

               "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal

             Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

               "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

             Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

             Article X of the Articles of Incorporation of the Company provides as follows:

               "A director of the Corporation shall not be liable to the
             Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

             (a) a breach of a director's duty of loyalty to the Corporation or its shareholders;

             (b) an act or omission not in good faith that constitutes a breach of duty of a director to the Corporation or an act or omission that involved intentional misconduct or a knowing violation of the law;

             (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

             (d) an act or omission for which the liability of a director is expressly provided for by statute.

             If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

             Section 22 of the Company's bylaws provides as follows:

               "Section 22. Insurance, Indemnification and Other
             Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

             The Registrant has entered into agreements with its directors which provide, among other things, for their indemnification by the Registrant to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

             The Registrant has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of the Company also have insurance which insures them against certain other liabilities and expenses.

          ITEM 16.  EXHIBITS.

                     Previously Filed*
                     ----------------

                   With
                   File      As
        Exhibit   Number   Exhibit
        -------   ------   -------

          1(a)                      --    Form of Underwriting Agreement
                                          with respect to Common Stock.

          1(b)                      --    Form of Underwriting Agreement
                                          with respect to Stock Purchase
                                          Units.

          1(c)                      --    Form of Underwriting Agreement
                                          with respect to Unsecured Senior
                                          Notes.

          4(a)    333-12391  3(a)   --    Restated Articles of
                                          Incorporation of the Company

          4(b)    333-45657  4(b)   --    Bylaws of the Company, as
                                          amended.

          4(c)                      --    Indenture relating to the Debt
                                          Securities.

          4(d)                      --    Form of Officers' Certificate
                                          establishing a series of the Debt
                                          Securities, including Form of the
                                          Debt Securities.

          4(e)                      --    Form of Purchase Contract
                                          Agreement.

          4(f)                      --    Form of Pledge Agreement.

          4(g)                      --    Form of Remarketing Agreement.

          5(a)                      --    Opinion of Worsham, Forsythe &
                                          Wooldridge, L.L.P., General
                                          Counsel for the Company.

          5(b)                      --    Opinion of Reid & Priest LLP, of
                                          counsel to the Company.

          12                        --    Computation of Ratio of Earnings
                                          to Fixed Charges of the Company.

          15                        --    Letter of Deloitte & Touche LLP
                                          regarding unaudited condensed
                                          interim financial information.

          23(a)                     --    Independent Auditors' Consent.

          23(b)                     --    Consents of Worsham, Forsythe &
                                          Wooldridge, L.L.P. and Reid &
                                          Priest LLP are contained in
                                          Exhibits 5(a) and 5(b),
                                          respectively.

          24                        --    Power of Attorney (see Page II-
                                          7).

          25(a)                     --    Statement on Form T-1 of the Bank
                                          of New York relating to Indenture
                                          for the Debt Securities.

          --------------------
          *  Incorporated herein by reference.

          ITEM 17.  UNDERTAKINGS.

          a.   The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)  To include any prospectus required by
             Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events
             arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          b. That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          c. (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange to provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          d. To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  POWER OF ATTORNEY

               EACH DIRECTOR AND/OR OFFICER OF TEXAS UTILITIES COMPANY WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS THE AGENTS FOR SERVICE NAMED IN THIS REGISTRATION STATEMENT, AND EACH OF THEM SEVERALLY, AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW, AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT, AND THE REGISTRANT HEREBY ALSO APPOINTS EACH SUCH AGENT FOR SERVICE AS ITS ATTORNEY-IN-FACT WITH LIKE AUTHORITY TO SIGN AND FILE ANY SUCH AMENDMENTS IN ITS NAME AND ON ITS BEHALF.


                                      SIGNATURES

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, AND STATE OF TEXAS, ON THE 3RD OF JUNE, 1998.


                                           TEXAS UTILITIES COMPANY

                                           By  /s/ Erle Nye
                                             ------------------------------
                                             (Erle Nye, Chairman of the
                                              Board and Chief Executive)


            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



                    SIGNATURE                  TITLE                DATE
                    ---------                  -----                ----


                  /s/ Erle Nye
        --------------------------------  Principal Executive
        (Erle Nye, Chairman of the Board  Officer and Director
              and Chief Executive)


             /s/ Michael J. McNally
        --------------------------------  Principal Financial
         (Michael J. McNally, Executive   Officer
               Vice President and
            Chief Financial Officer)


             /s/ Jerry W. Pinkerton
        --------------------------------  Principal Accounting
        (Jerry W. Pinkerton, Controller)  Officer


              /s/ J. S. Farrington
        --------------------------------  Director
               (J. S. Farrington)


             /s/ Bayard H. Friedman
        --------------------------------  Director
              (Bayard H. Friedman)


             /s/ William M. Griffin
        --------------------------------  Director             June 3, 1998
              (William M. Griffin)


                /s/ Kerney Laday
        --------------------------------  Director
                 (Kerney Laday)


              /s/ Margaret N. Maxey
        --------------------------------  Director
               (Margaret N. Maxey)


             /s/ James A. Middleton
        --------------------------------  Director
              (James A. Middleton)


             /s/ J. E. Oesterreicher
        --------------------------------  Director
              (J. E. Oesterreicher)


              /s/ Charles R. Perry
        --------------------------------  Director
               (Charles R. Perry)


            /s/ Herbert H. Richardson
        --------------------------------  Director
             (Herbert H. Richardson)

                                    EXHIBIT INDEX

                     Previously Filed*
                     ----------------

                   With
                   File      As
        Exhibit   Number   Exhibit
        -------   ------   -------

          1(a)                      --    Form of Underwriting Agreement
                                          with respect to Common Stock.

          1(b)                      --    Form of Underwriting Agreement
                                          with respect to Stock Purchase
                                          Units.

          1(c)                      --    Form of Underwriting Agreement
                                          with respect to Unsecured Senior
                                          Notes.

          4(a)    333-12391  3(a)   --    Restated Articles of
                                          Incorporation of the Company

          4(b)    333-45657  4(b)   --    Bylaws of the Company, as
                                          amended.

          4(c)                      --    Indenture relating to the Debt
                                          Securities.

          4(d)                      --    Form of Officers' Certificate
                                          establishing a series of the Debt
                                          Securities, including Form of the
                                          Debt Securities.

          4(e)                      --    Form of Purchase Contract
                                          Agreement.

          4(f)                      --    Form of Pledge Agreement.

          4(g)                      --    Form of Remarketing Agreement.

          5(a)                      --    Opinion of Worsham, Forsythe &
                                          Wooldridge, L.L.P., General
                                          Counsel for the Company.

          5(b)                      --    Opinion of Reid & Priest LLP, of
                                          counsel to the Company.

          12                        --    Computation of Ratio of Earnings
                                          to Fixed Charges of the Company.

          15                        --    Letter of Deloitte & Touche LLP
                                          regarding unaudited condensed
                                          interim financial information.

          23(a)                     --    Independent Auditors' Consent.

          23(b)                     --    Consents of Worsham, Forsythe &
                                          Wooldridge, L.L.P. and Reid &
                                          Priest LLP are contained in
                                          Exhibits 5(a) and 5(b),
                                          respectively.

          24                        --    Power of Attorney (see Page II-
                                          7).

          25(a)                     --    Statement on Form T-1 of the Bank
                                          of New York relating to Indenture
                                          for the Debt Securities.

          --------------------
          *  Incorporated herein by reference.